                                                                 EXHIBIT 11
                                                             Gleacher & Co.

     MARCH 10, 1995                                     GLEACHER & CO. INC.
                                                         660 MADISON AVENUE
                                                         NEW YORK, NY 10021
                                                           212 418-4200
                                                           212 752-2711 FAX


     Confidential
     ------------

     Mr. Leonard D. Pickett
     President & Chief Executive Officer
     A.M. Acquisition Corp.
     c/o Pexco Holdings, Inc.
     7130 S. Lewis Avenue
     Suite 850
     Tulsa, OK 74136

     Dear Leonard:

     This letter will confirm that A.M. Acquisition Corp. and Usaha Tegas Sdn. Bhd. (collectively, the "Company") have engaged Gleacher & Co. Inc. ("Gleacher & Co.") to act as their exclusive financial advisor in connection with the possible acquisition (the "Sugar Transaction") of American Maize-Products Company ("Sugar") and other possible Purchase Transactions (as defined below).

     The Assignment
     --------------

     During the term of its engagement hereunder, Gleacher & Co. will provide the Company with financial advice and assistance in connection with any of the proposed transactions including advice and assistance with respect to defining objectives, structuring and planning the transaction, strategic and tactical advice, performing valuation analyses, negotiating the transaction and assisting in the conduct of due diligence, as requested by the Company. In addition, Gleacher & Co. will act as sole Dealer Manager (without the payment of any additional consideration) in connection with any tender or exchange offer.

     Gleacher & Co.'s compensation with respect to the Sugar Transaction is as follows:

     (a)  A retainer fee of $175,000 (the "Retainer") payable as follows:
          (i) $100,000 upon the execution of this letter agreement; and
          (ii) if, after thirty days, Gleacher & Co. continues to provide services to the Company, an additional $75,000 payable on the thirtieth day subsequent to the execution of this letter agreement;


















     NYFS02...:\09\67609\0019\91\LTR3285R.380

     Mr. Leonard D. Pickett
     March 10, 1995
     Page

     (b) An additional fee of $350,000 payable upon the commencement of a tender, exchange or other similar public offer made by the Company to all holders of any class of Sugar's capital stock;

     (c) A Success Fee of 1.0% of the Aggregate Value (as defined below) of the Sugar Transaction payable upon the completion of the direct or indirect acquisition by the Company, either alone or in partnership with another company, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of Sugar. Any fees payable in (a) and (b) above will be credited against the Success Fee.

     The Company also engages Gleacher & Co. to advise on arranging financing for the Sugar Transaction. The Company will pay to Gleacher & Co. a fee equal to 0.375% of the principal amount of any debt financing arranged on behalf of the Company in connection with the Sugar Transaction in addition to the Success Fee.

     In addition, in the event that within 18 months of the date of this letter agreement, the Company enters into an agreement to acquire, in a transaction (a "Purchase Transaction"), one of the principal operating businesses of Sugar, the Tobacco Division (Swisher International, Inc. and/or Helme Tobacco Company) or the Ingredients and Sweetener Division (collectively, the "Sugar Businesses"), Gleacher & Co. will receive a Success Fee upon completion of such Purchase Transaction according to the Fee Scale below. Also, in the event an agreement is entered for the sale of National Tobacco Company L.P. ("National Tobacco") as a result of the Company's interest in acquiring Sugar, whether or not an agreement is entered for the purchase of Sugar, Gleacher & Co. will act as the advisor to the Company on the sale of National Tobacco and receive a fee upon completion of such transaction as we shall mutually agree.


                    Aggregate Value
                    of Transaction           Success Fee
                     ($ in Millions)         ($ in Millions)
                    ----------------         ---------------
                         $700                     $3.850
                          600                      3.600
                          500                      3.500
                          400                      3.200
                          300                      2.700
                          200                      2.000
                          100                      1.200
                    Below 100              Minimum 1.000



















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     Mr. Leonard D. Pickett
     March 10, 1995
     Page

     The "Aggregate Value" of a Purchase Transaction (including the Sugar Transaction) shall be the value of the consideration paid for Sugar's total common equity (on a fully diluted basis) in the case of a Sugar Transaction, or in the case of one of the Sugar Businesses, the value of the consideration paid for the total common equity of such business (or in the case of a purchase of assets, the consideration paid for the assets) plus in each case the value of any debt and/or capital lease obligations and/or preferred stock of Sugar or the Sugar Businesses, as the case may be, assumed, retired or defeased in connection with the transaction. If, in connection with the Sugar Transaction, National Tobacco Company is combined with all or part of Sugar's Tobacco Division (Swisher International Inc. and Helme Tobacco Company), the "Aggregate Value" of the Sugar Transaction will include the fair market value of National Tobacco plus the value of any debt and/or capital lease obligations and/or preferred stock of National Tobacco assumed, retired or defeased in connection with such transaction.

     As used in this letter, a "Purchase Transaction" shall include any transaction where the Company acquires 50% or more of the common equity or assets of any of the Sugar Businesses, or enters into a joint venture involving any of the Sugar Businesses.

     Other Matters
     -------------

     In addition to any fees that may be payable to Gleacher & Co., the Company agrees to reimburse Gleacher & Co. for all reasonable travel and other out-of-pocket expenses incurred in connection with Gleacher & Co.'s engagement hereunder, including all reasonable fees and disbursements of Gleacher & Co.'s legal counsel and any other professional advisors, provided that such fees and expenses of legal counsel shall not exceed $50,000 without the Company's prior written consent, which consent shall not be unreasonably withheld, and, provided further, that the Company shall not be obligated to pay or reimburse fees or disbursements of professional advisors other than legal counsel without its prior written consent. Gleacher & Co. will consult with the company before selecting other professional advisors (other than legal counsel). In addition to such compensation described above, the Company shall reimburse Gleacher & Co., at such times as Gleacher & Co. shall request, for any applicable sales, use or similar taxes (including additions to such taxes, if any) arising in connection with this assignment.

     The Company recognizes and confirms that in advising the Company in completing its engagement hereunder, Gleacher & Co. will be using and relying upon non-public data, material and other





















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     Mr. Leonard D. Pickett
     March 10, 1995
     Page

     information furnished to Gleacher & Co. by the Company or other parties. It is understood that in performing this engagement, Gleacher & Co. will be relying upon any information so supplied without independent verification.

     The Company acknowledges that all advice given by Gleacher & Co. in connection with its engagement hereunder is intended solely for the benefit and use of the Board of Directors of the Company in considering any transaction to which such advice relates and, except as may be required by applicable law, the Company agrees that no such advice shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor, except as may be required by applicable law, shall any public references to Gleacher & Co. be made by or on behalf of the Company, in each case without Gleacher & Co.'s prior written consent, which consent shall not be unreasonably withheld.

     The Company recognizes that Gleacher & Co. has been retained only by the Company and that its engagement is not deemed to be on behalf of and is not intended to confer rights upon any other shareholder of the Company, or any other person not a party hereto as against Gleacher & Co. or any of its affiliates, the respective limited and general partners, directors, officers, agents and employees of Gleacher & Co. or its affiliates or each other person, if any controlling either of Gleacher & Co. or any of its affiliates. Unless otherwise expressly stated in writing by Gleacher & Co., no one other than the Board of Directors of the Company, is authorized to rely upon this engagement of Gleacher & Co. or any statements or conduct by Gleacher & Co.

     In connection with matters described in this letter, the Company and Gleacher & Co. have entered into a separate letter agreement, dated the date hereof, providing for indemnification, contribution and reimbursement of Gleacher & Co. and certain other individuals and entities.

     Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto and their affiliates. This agreement shall be deemed made in New York. This agreement and all controversies arising from or related to performance under this agreement shall be governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of laws.
     All controversies arising from or related to performance under this agreement shall be adjudicated in State or Federal court within the State of New York.

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     Mr. Leonard D. Pickett
     March 10, 1995
     Page

     Gleacher & Co. may assign its rights and obligations under this letter agreement to any partnership of which Gleacher & Co. is the general partner or to any other entity which succeeds to the business of Gleacher & Co. so long as Mr. Eric J. Gleacher is a partner or principal of the successor entity, in each case, without the consent of the Company. The Company shall not be obligated to pay Gleacher & Co. any additional fees pursuant to this agreement as a result of such assignment. The provisions of this agreement (including the attached letter agreement) shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Gleacher & Co.

     Gleacher & Co.'s services hereunder may be terminated with or without cause by the Company or by Gleacher & Co. at any time. Upon termination, this agreement shall have no further force or effect except that (i) any fees earned or payable pursuant to this letter agreement as of the date of termination and any out-of-pocket expenses incurred by Gleacher & Co. prior to the date of termination shall be paid or reimbursed in accordance with the terms of this agreement;
     (ii) in the case of termination by the Company, Gleacher & Co. shall be entitled to any fees that would otherwise be payable pursuant to this letter agreement for any Purchase Transaction involving Sugar effected within 18 months of such termination or for any Sale Transaction or Purchase Transaction for which an agreement is entered into within 18 months of such termination, and (iii) the indemnity, contribution and other provisions as contained in the attached letter agreement shall continue to apply for actions taken or omitted prior to such termination notwithstanding such termination.

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     Mr. Leonard D. Pickett
     March 10, 1995
     Page


     Gleacher & Co. is pleased to accept this engagement and looks forward to working with the Company on this important transaction. Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning to Gleacher & Co. the enclosed duplicate of this letter.

                                   Very truly yours,

                                   GLEACHER & CO. Inc.


                                   /s/ Emil W. Henry, Jr.
                                   ----------------------
                                   Emil W. Henry, Jr.
                                   Managing Director

     Accepted and Agreed to:

     A.M. ACQUISITION CORP.


     By:/s/ Leonard D. Pickett
        ----------------------
       Leonard D. Pickett
        President & Chief Executive Officer

     USAHA TEGAS SDN. BHD.


     By:/s/ Leonard D. Pickett
        ----------------------
       Leonard D. Pickett
        Attorney-in-Fact





































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     Gleacher & Co. Inc.
     660 Madison Avenue
     New York, New York  10021                               Gleacher & Co.

     Gentlemen:

     In connection with the activities of Gleacher & Co. ("Gleacher & Co.") pursuant to a letter agreement, dated as of the date hereof, between A.M. Acquisition Corp. and Usaha Tegas Sdn. Bhd., (the "Companies") and Gleacher & Co., as the same may be amended from time to time, including without limitation any activities of Gleacher & Co. in connection with any transaction contemplated by such letter agreement, whether occurring before, at or after the date hereof, the Companies agree to indemnify and hold harmless Gleacher & Co. and its affiliate, the respective limited and general partners, directors, officers, agents and employees of Gleacher & Co. and its affiliates and each other person, if any, controlling Gleacher & Co. or any of its affiliates (hereinafter collectively referred to as an "indemnified party"), to the full extent lawful, from and against any losses, damages, liabilities, expenses or claims (or actions in respect thereof, including, without limitation, shareholder and derivative actions and arbitration proceedings) related to or otherwise arising out of such engagement or Gleacher & Co.'s role in connection therewith, and will reimburse any indemnified party for all reasonable expenses (including reasonable counsel fees and disbursements) as they are incurred by any indemnified party in connection with investigating, preparing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation to which any indemnified party is a party, arising in connection with or related to Gleacher & Co.'s engagement or Gleacher & Co.'s role in connection therewith. The Companies will not, however, be responsible for any losses, damages, liabilities, expenses or claims which are finally judicially determined to have resulted primarily from Gleacher & Co.'s bad faith or gross negligence. The Companies also agree that no indemnified party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies for or in connection with such engagement except for any such liability for losses, damages, liabilities, expenses or claims incurred by the Companies that result primarily from Gleacher & Co.'s bad faith or gross negligence. If multiple claims are brought against any indemnified party in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, the Companies agree that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for,





























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                                                             Gleacher & Co.

     except to the extent the arbitration award expressly states that the award, or any portion thereof, is based primarily on a claim as to which indemnification is not available. Upon receipt by an indemnified party of actual notice of the commencement of an action or proceeding against such indemnified party in respect of which indemnity may be sought hereunder, such indemnified party in respect of which indemnity may be sought hereunder, such indemnified party shall promptly notify one of the Companies with respect thereto (provided, that failure to so notify the Companies shall not relieve the Companies from any liability which with Companies may have on account of this indemnity or otherwise, except to the extent the Companies shall have been actually and materially prejudiced by such failure) and the Companies may elect to assume the defense thereof, including the employment of counsel reasonably satisfactory to Gleacher & Co. Such indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Gleacher & Co. or such indemnified party, unless (a) either Company has agreed to pay such fees and expenses of such counsel, (b) the Companies shall have failed promptly (after notice thereof from Gleacher & Co. or such indemnified party) to assume the defense of such action or proceeding and employed counsel reasonably satisfactory to Gleacher & Co. in any such action or proceeding, or (c) the named parties to any such action or proceedings (including any impleaded parties) include any indemnified party, and such indemnified party shall have been advised by counsel that there are one or more legal defenses available to Gleacher & Co. or such indemnified party which are difference from or additional to those available to the Companies which, if the Companies and such indemnified party were to be represented by the same counsel, may constitute a conflict of interest for such counsel or prejudice the prosecution of defenses available to such indemnified party (in which case, if such indemnified party notifies the Companies in writing that it elects to employ separate counsel at the expense of the Companies, the Companies shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the Companies shall not, in connection with any other such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses or more than one separate firm of attorneys (together with appropriate local counsel) at any time for the indemnified parties, which firm shall be designated in writing by Gleacher & Co.) provided, that in the case of clause (c) above, such indemnified party shall instruct each separate
























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                                                             Gleacher & Co.

     counsel to reasonably cooperate with counsel to the Companies in order to reduce fees and expenses for which the Companies are liable. The Companies shall not be liable for any settlement of any litigation or proceeding effected without their written consent (which consent shall not be unreasonably withheld), but, if settled with such consent, the Companies agree to indemnify the indemnified party from and against any loss or liability of any indemnified party by reason of such settlement.

     In the event that the foregoing indemnity is unavailable to any indemnified party for any reason or insufficient to hold any indemnified party harmless, then the Companies agree to contribute to any such losses, damages, liabilities, expenses, claims or actions and will do so in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by, and the relative fault of, the indemnified party, on the one hand, and the Companies and the Companies' securityholders, on the other, as well as any other relevant equitable considerations, from any actual or proposed transaction. The Companies and Gleacher & Co. agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

     The Companies agree that they will not, without the prior written consent of Gleacher & Co., (which shall not be unreasonably withheld) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Gleacher & Co. is an actual party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of Gleacher & Co. from all liability arising out of such claim, action, suit or proceeding. The Companies will also promptly reimburse Gleacher & Co. for all reasonable expenses (including reasonable counsel fees) as they are incurred in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Gleacher & Co. is an actual party to such claim or action).

     The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise, and shall be in addition to any liability which the Companies may otherwise have. The Companies hereby consent to personal jurisdiction, service and venue in the federal courts of the

























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                                                             Gleacher & Co.

     Southern District of New York for any claim which is subject to this agreement or for any claim arising out of this agreement. If in connection with an action or proceeding brought against an indemnified party and in which action or proceeding indemnity may be sought hereunder and such indemnified party asserts a claim against the Companies under this letter agreement, then the Companies shall not object, in connection with the indemnified party's claim against the Companies, to personal jurisdiction and venue in the court where the action or proceeding is brought against such indemnified party. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT THIS AGREEMENT IS WAIVED. Gleacher & Co. may assign its rights and obligations under this letter agreement to any partnership of which Gleacher & Co. is the general partner or to any other entity, of which Eric. J. Gleacher is a partner or principal, which succeeds to the business of Gleacher & Co., in each case, without the consent of the Companies. This agreement shall remain in full force and effect following the completion or termination of Gleacher & Co.'s engagement and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Companies and any indemnified party.

     Very truly yours,                  Accepted:

     A.M. ACQUISITION CORP.             GLEACHER & CO. INC.

     By: /s/ Leonard D. Pickett         By: /s/ Emil W. Henry, Jr.
     ------------------------------     ------------------------------
     Date: March 10, 1995               Date: March 10, 1995
     ------------------------------     ------------------------------

     USAHA TEGAS SDN. BHD

     By: /s/ Leonard D. Pickett
     ------------------------------
     Date: March 10, 1995
     ------------------------------